SFG Financial Corp. Completes Acquisition of XLFX, Developer of Electronic Worldwide Foreign Currency Trading Platform

GARDEN CITY, N.Y., Jul 23, 2007 (BUSINESS WIRE) -- SFG Financial Corporation ("SFGC"), whose trading symbol is SFGC.PK (Pink Sheets:SFGC), announced the completion of its acquisition of XLFX, Inc., a company engaged in the development of an electronic trading platform, or "ECN Platform," designed to create a more efficient and accurate platform for foreign currency trading worldwide.

The XLFX ECN Platform is designed to give every market participant, large or small, an opportunity to offer their own prices to the world foreign exchange market and affords all participants equal, real time, non-discriminatory access to the prices of others through real time streaming prices. The XLFX ECN will allow banks, Institutional trading firms, Hedge funds, Brokerage firms and Retail Day Traders to anonymously place and execute their orders in a multitude of foreign currency cross trading markets at the best bid/best asked posted on the system. In this respect, the trading platform will offer truly unbiased trades reflecting the best all-in cost per trade.

Additional information regarding XLFX the Merger, and the ECN Platform can be obtained by reading the public company filings on EDGAR or the company website www.sfgfinancialcorp.com

About SFG Financial Corporation and XLFX

All of the operations of SFG Financial will be conducted through XLFX, which through its subsidiary, was founded in 2002 to develop and provide the foreign exchange industry with a completely integrated, real time, electronic currency trading platform (the "ECN Platform"). The ECN Platform is designed to allow all foreign exchange Participants, big or small, access to a central market capable of providing a liquid trading market where foreign currency order flow is executed and settled anonymously at the best bid/ask prices available. In 2006, XLFX began the development of a new ECN Platform, which is scheduled to launch in the third quarter of 2007.

Forward-looking statements:

This Press Release contains or incorporates by reference "forward looking" statements including certain information with respect to plans and strategies of SFG Financial/XLFX. For this purpose, any statements contained herein or incorporated herein by references that are not statements of historical fact may be deemed forward looking statements. Without limiting the foregoing, the words "believes", "suggests", "anticipates", "plans", "expects", and similar expressions are intended to identify forward looking statements. There are a number of events or actual results of SFG Financial/XLFX operations that could differ materially from those indicated by such forward looking statements.

SOURCE: SFG Financial Corporation

CONTACT:          SFG Financial Corporation, Garden City
Bruce Stephens, 516-349-9100